Exhibit 99.1

Myriad Genetics Appoints Vishal Sikri Executive Vice President - Commercial
SALT LAKE CITY, September 16, 2026 – Myriad Genetics, Inc., (NASDAQ: MYGN), a leader in molecular diagnostic testing and precision medicine, today announced that Vishal Sikri has been promoted to Executive Vice President - Commercial, effective September 16, 2026.

Vishal has served as the SVP of Product at Myriad for the past year. He has deep understanding of molecular diagnostics and oncology as well as extensive business and commercial leadership experience from his prior roles at other notable companies.

Brian Donnelly, who has served as Chief Commercial Officer since May of 2025, will be departing Myriad on September 21, 2026.

“I want to thank Brian for his contributions to Myriad,” said Sam Raha, President and CEO of Myriad Genetics. “We are excited to have Vishal lead our commercial organization. His deep domain knowledge along with strong track record of driving growth and operational excellence will be instrumental in enabling the execution of our cancer care continuum focus and profitable growth strategy going forward.”

“I’m energized to lead the commercial organization at this important stage for Myriad,” said Mr. Sikri. “I look forward to partnering with Sam and the executive leadership team to advance Myriad’s mission, serve more patients and healthcare providers, and create increased value for shareholders.”
The company is reaffirming its financial guidance for the full-year 2026, as announced during its second quarter 2026 earnings call on July 30, 2026.
About Myriad Genetics
Myriad Genetics is a leading molecular diagnostic testing and precision medicine company dedicated to advancing health and well-being for all. Myriad Genetics develops and offers molecular tests that help assess the risk of developing disease or disease progression and guide treatment decisions across medical specialties where molecular insights can significantly improve patient care and lower healthcare costs. For more information, visit www.myriad.com.

Safe Harbor Statement
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including that the company is reaffirming its financial guidance for the full-year 2026, as announced during its second quarter 2026 earnings call, and Mr. Sikri’s deep domain knowledge along with strong track record of driving growth and operational excellence will be instrumental in enabling the execution of the company’s Cancer Care Continuum focus and profitable growth strategy going forward. These “forward-looking statements” are management’s expectations of future events as of the date hereof and are subject to known and unknown risks and uncertainties that could cause actual results, conditions, and events to differ materially and adversely from those anticipated. Such factors include those risks described in the company’s filings with the U.S. Securities and Exchange Commission, including the company’s Annual Report on Form 10-K filed on February 24, 2026, as well as any updates to those risk factors filed from time to time in the company’s Quarterly Reports on Form 10-Q or Current Reports on Form 8-K. Myriad is not under any obligation, and it expressly disclaims any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise except as required by law.

Investor Contact
Matt Scalo
(801) 584-3532
IR@myriad.com

Media Contact
Andria Rosell
(385) 202-3510
PR@myriad.com